EXHIBIT 35.1

World Omni Financial Corp.

Servicer Compliance Statement

Pursuant to Item 1123

of Regulation AB

I, William J. Shope, do hereby certify that I am the Vice President and Chief Financial Officer of World Omni Financial Corp., a Florida corporation, and further certify on behalf of World Omni Financial Corp. in its capacity as servicer (the “Servicer”) under the Exchange Note Servicing Supplement 2016-A to Closed-End Servicing Agreement, dated as of July 20, 2016 (the “Exchange Note Servicing Supplement”), among AL Holding Corp., as Closed-End Collateral Agent, World Omni LT, as Titling Trust, and the Servicer, as follows:

(i)          A review of the activities of the Servicer covered during the period covered by the issuing entity’s Annual Report on Form 10-K and covered by the Exchange Note Servicing Supplement and the Closed-End Servicing Agreement (as defined in the Exchange Note Servicing Supplement) for the fiscal year ended December 31, 2016 (the “Reporting Period”), and of its performance under the Exchange Note Servicing Supplement and the Closed-End Servicing Agreement (as defined in the Exchange Note Servicing Supplement), has been made under my supervision.

(ii)         To the best of my knowledge, based on the review described above, the Servicer has fulfilled all of its obligations under the Exchange Note Servicing Supplement and the Closed-End Servicing Agreement (as defined in the Exchange Note Servicing Supplement) in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, I have hereunto set my hand as of March 10, 2017.

WORLD OMNI FINANCIAL CORP.

By:	/s/ William J. Shope
Name: William J. Shope
Title: Group Vice President, Analytics & Chief Financial Officer